Exhibit 99.1

Unaudited Pro Forma Combined Financial Statements

The unaudited pro forma combined financial statements set forth below are presented to reflect the pro forma effects of the following transactions as if they occurred on the dates indicated as discussed below:

(i)
The proposed merger (Proposed Merger) of AmCOMP Incorporated (AmCOMP) with a subsidiary of Employers Holdings, Inc. (Employers).  The merger consideration for each outstanding share of AmCOMP’s common stock will be $12.50 in cash.  In addition, all outstanding AmCOMP stock options will vest by virtue of the Proposed Merger and will be cancelled in consideration for a cash payment equal to the net amount of the excess, if any, of the merger consideration of $12.50 per share over the exercise price per share of the option.  At December 31, 2007, AmCOMP had 15,290,181 common shares outstanding and an additional 851,847 stock options outstanding with an exercise price less than the $12.50 per share merger consideration.  The total consideration for the shares and options is estimated to be $193.9 million.  The actual outstanding shares to be acquired and options to be settled will be determined on the closing date, therefore the actual purchase consideration may be greater than or less than $193.9 million, depending on the actual number of shares outstanding and the number of options outstanding and their respective exercise prices.

(ii)
The proposed private placement of $150.0 million of senior notes due 2018 (the Notes).  Employers intends to use the proceeds from the sale of the Notes, together with available cash on hand, to fund the $193.9 million purchase price of AmCOMP and to pay an estimated $6.6 million of financing and merger-related costs.

The unaudited pro forma combined statement of income for the year ended December 31, 2007 combines the historical audited consolidated statement of income of Employers with the historical audited consolidated statement of income of AmCOMP, each for the year ended December 31, 2007, and gives effect to the unaudited pro forma adjustments necessary to account for the Proposed Merger and the proposed private placement of Notes described above as if the Proposed Merger and proposed private placement of the Notes had occurred on January 1, 2007.

The unaudited pro forma combined balance sheet as of December 31, 2007 combines the historical audited consolidated balance sheet of Employers with the historical audited consolidated balance sheet of AmCOMP, each as of December 31, 2007, and gives effect to the unaudited pro forma adjustments necessary to account for the Proposed Merger and proposed private placement of the Notes described above as if the Proposed Merger and proposed private placement of the Notes had occurred on December 31, 2007.

The Proposed Merger will be accounted for under the purchase method of accounting in accordance with U.S. generally accepted accounting principles (GAAP).  Accordingly, AmCOMP’s operating results following the closing of the transaction will be included in Employers' operating results.

The unaudited pro forma adjustments related to the Proposed Merger are based on preliminary purchase price allocations.  Actual adjustments will be based on the final analyses of the fair values of assets acquired and liabilities assumed, including acquired in force policies, identifiable tangible and intangible assets, deferred tax assets and liabilities, and estimates of the useful lives of tangible and amortizable intangible assets, which will be completed after Employers obtains third-party appraisals, performs its own internal assessments and reviews all available data following completion of the Proposed Merger.  Differences between preliminary and final purchase price allocations could have a significant impact on the accompanying unaudited pro forma combined financial statements and Employers' future results of operations and financial position.

The unaudited pro forma combined financial statements are based on the historical financial statements of Employers and AmCOMP as of and for the year ended December 31, 2007.  This information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and accompanying notes of (i) Employers included in Employers' Annual Report on Form 10-K for the year ended December 31, 2007 and (ii) AmCOMP included in AmCOMP's Annual Report on Form 10-K for the year ended December 31, 2007.  The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have been achieved had the Proposed Merger and the proposed private placement of the Notes been completed as of January 1, 2007 or the results of operations that may be attained by Employers in the future.

EMPLOYERS HOLDINGS, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

Year Ended December 31, 2007
(in thousands, except per share data)

	Historical Employers	Historical AmCOMP	Pro Forma Adjustments		Pro Forma Employers
Revenues	(Note 1)	(Note 2)	(Notes 3 and 4)
Net premiums earned	$346,884	$229,349	$5,115	(g)	$581,348
Net investment income	78,623	20,102	—		98,725
Realized gains (losses) on investments, net	180	(473)	—		(293
Other Income	4,236	127	—		4,363
Total Revenues	429,923	249,105	5,115		684,143
Expenses
Loss and loss adjustment expense	143,302	126,562	—		269,864
Commission expense	44,336	23,378	—		67,714
Underwriting and other operating expense	91,399	65,150	(1,814)	(e)
			1,980	(f)
			(770)	(h)	155,945
Interest expense	—	3,717	12,200	(k)
			(38)	(d)	15,879
Total expenses	279,037	218,807	11,558		509,402
Net income before income taxes	150,886	30,298	(6,443)		174,741
Income taxes	30,603	11,462	(2,255)		39,810
Net income	$120,283	$18,836	$(4,188)		$134,931

Earnings per share of common stock:*
Basic	$2.32	$1.20			$2.61
Diluted	$2.32	$1.20			$2.61

Weighted average shares outstanding:*
Basic	51,748	15,647	(15,647)		51,748
Diluted	51,757	15,656	(15,656)		51,757

*Represents Employers' pro forma earnings per share for the full year, rather than the period after the initial public offering (IPO) occurring on February 5, 2007 and through December 31, 2007.

See accompanying notes to Unaudited Pro Forma Combined Financial Statements

EMPLOYERS HOLDINGS, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of December 31, 2007
(in thousands)

	Historical Employers	Historical AmCOMP	Pro Forma Adjustments		Pro Forma Employers
Assets
Available for sale:	(Note 1)	(Note 2)	(Notes 3 and 4)
Fixed maturity investments, at fair value	$1,618,903	$329,847	$—		$1,948,750
Equity securities, at fair value	107,377	-	—		107,377
Held to maturity:
Fixed maturity investments, at amortized cost	—	93,661	753	(b)	94,414
Total investments	1,726,280	423,508	753		2,150,541
Cash and cash equivalents	149,703	30,691	(195,727)
			(2,751)	(a)
			148,000	(j)	129,916
Accrued investment income	19,345	4,721	—		24,066
Premium receivables, net	36,402	90,295	—		126,697
Reinsurance recoverable for:
Paid losses	10,218	1,454	—		11,672
Unpaid losses, net	1,051,333	66,353	—		1,117,686
Funds held or deposited with reinsureds	95,884	—	—		95,884
Deferred policy acquisition costs	14,901	19,116	—		34,017
Deferred income taxes, net	59,730	19,889	(181)	(a)
			(3,653)	(i)	75,785
Property and equipment, net	14,133	3,352	—		17,485
Goodwill, net	—	1,260	(1,260)	(c)
			34,352		34,352
Other assets	13,299	8,524	(995)	(d)
			2,000	(j)
			15,250	(f)	38,078
Total assets	$3,191,228	$669,163	$(4,212)		$3,856,179

Liabilities and equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,269,710	$324,224	$—		$2,593,934
Unearned premiums	63,924	102,672	—		166,596
Policyholders’ dividends accrued	386	10,276	—		10,662
Total claims and policy liabilities	2,334,020	437,172	—		2,771,192
Commission and premium taxes payable	7,493	8,994	—		16,487
Federal income taxes payable	13,884	1,441	(608)	(a)	14,717
Accounts payable and accrued expenses	20,682	10,611	4,573	(e)	35,866
Deferred reinsurance gain – LPT agreement	425,002	—	—		425,002
Notes payable	—	36,464	150,000	(j)	186,464
Other liabilities	10,694	16,304	—		26,998
Total liabilities	2,811,775	510,986	153,965		3,476,726
Stockholders’ equity
Common stock	535	159	(159)		535
Additional paid in capital	302,862	75,392	(75,392)		302,862
Retained earnings	104,536	86,826	(86,826)		104,536
Accumulated other comprehensive income	46,520	1,392	(1,392)		46,520
Treasury stock, at cost	(75,000)	(5,592)	5,592		(75,000
Total stockholders’ equity	379,453	158,177	(158,177)		379,453
Total liabilities and stockholders’ equity	$3,191,228	$669,163	$(4,212)		$3,856,179

See accompanying notes to Unaudited Pro Forma Combined Financial Statements

1.	Historical Employers Financial Statements

The historical Employers column represents the audited consolidated statement of income for the year ended December 31, 2007 and the audited consolidated balance sheet as of December 31, 2007 of Employers and have been derived from the audited consolidated financial statements of Employers included in its Annual Report on Form 10-K for the year ended December 31, 2007.

2.	Historical AmCOMP Financial Statements

The historical AmCOMP column represents the audited consolidated statement of income for the year ended December 31, 2007 and the audited consolidated balance sheet as of December 31, 2007 of AmCOMP and have been derived from the audited consolidated financial statements of AmCOMP included in its Annual Report on Form 10-K for the year ended December 31, 2007.  The following reclassifications have been made in the presentation of AmCOMP’s historical financial statements to conform to Employers' presentation:

Unaudited Pro Forma Combined Balance Sheet
•	Assumed reinsurance premiums receivable of $1.8 million were reclassified to premiums receivable.
•	Prepaid reinsurance premiums of $1.2 million were reclassified to other assets.
•	Income tax recoverable of $1.0 million was reclassified to other assets.
•	Reinsurance payables of $0.6 million were reclassified to other liabilities.
•	Commissions and premium taxes payable of $9.0 million and other liabilities of $11.3 million were reclassified from accounts payable and accrued expense to the respective line items.
•	Capital lease obligation of $0.7 million was reclassified to other liabilities.

Unaudited Pro Forma Combined Statement of Income
•	Underwriting and other operating expenses of $23.4 million were reclassified to commission expense.
•	Dividends to policyholders of $11.3 million were reclassified to underwriting and other operating expenses.

3.	Pro Forma Adjustments

Preliminary Purchase Price Allocation
Under the purchase method of accounting, the total purchase price of $193.9 million, plus estimated merger-related costs of $4.6 million, is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values.  The purchase price was allocated using the information currently available, and Employers may adjust the preliminary purchase price allocation after obtaining more information regarding asset valuations, liabilities assumed and revisions of preliminary estimates.  The purchase price allocation will be finalized in fiscal 2009.

The excess of the purchase price over the net of the amounts assigned to tangible and identifiable intangible assets acquired and liabilities assumed is recognized as goodwill.  The following table summarizes the preliminary allocation of the estimated purchase price to the estimated fair value of assets acquired and liabilities assumed (in thousands except share and stock price information):

Cash to be paid to acquire 15,290,181 shares acquired at $12.50	$ 191,127
Cash to settle outstanding stock options	2,751
Estimated purchase price	193,878
Estimated merger-related costs	4,600
Adjusted purchase price	$ 198,478

Book value of assets acquired	$ 158,177
Adjustments to net book value of assets acquired and liabilities assumed:
Tax benefit for vesting of stock options (a)	427
Fair value adjustment on held to maturity securities (b)	753
Elimination of goodwill, net (c)	(1,260)
Elimination of debt issuance costs (d)	(995)
Estimated severance and retention related liabilities (e)	(4,573)
Identified intangible assets (f)	15,250
Deferred tax impact on purchase adjustments (i)	(3,653)
Adjusted book value	164,126

Estimated incremental goodwill	$ 34,352

(a)
The pro forma adjustment to record the settlement of AmCOMP’s estimated 851,847 outstanding options with an exercise price less than the per share merger consideration, which will vest upon close of the Proposed Merger and are settled at the net amount of (A) the product of (i) the excess of the per share consideration over the exercise price per share of such option, multiplied by (ii) the number of AmCOMP shares subject to such option, less (B) any applicable withholdings for taxes. The cash consideration to be paid for the options is estimated to be $2.8 million and results in a net tax benefit of $0.4 million.

(b)	The pro forma adjustment to the historical amortized cost value of AmCOMP’s held to maturity securities to value the securities at their fair value of $94.4 million.

(c)	The pro forma adjustment to eliminate AmCOMP’s existing goodwill from the acquisition of its subsidiary, AmCOMP Preferred Insurance Company.

(d)
The pro forma adjustment to eliminate AmCOMP’s $1.0 million in capitalized debt issuance costs, related to AmCOMP’s Notes Payable.  The debt issuance costs were being amortized over a 30 year term.  For the purposes of the pro forma combined income statement, the amount of amortization to be reversed is estimated to be $38 thousand for the year ended December 31, 2007.

(e)
Certain of AmCOMP's senior executives are party to employment agreements providing for severance benefits and, in the case of two senior executive officers, retention payments that Employers anticipates will become payable in connection with completion of the Proposed Merger.  The total liability assumed by Employers under these agreements in connection with the Proposed Merger is estimated to be $4.6 million.  The expected cost savings in related salary and benefits for the pro forma combined statement of income is $1.8 million for the year ended December 31, 2007, and is a reduction to historical Underwriting and other operating expense.

(f)	Identifiable intangible assets acquired are estimated to be $15.3 million. These assets include (in thousands except years):

Intangible Assets	Estimated Fair Value	Estimated Life	Annual Amortization
Trade name	$ 750	1 Year	$ 750
Insurance in force	4,400	10 Years	440
Broker relationships	2,300	10 Years	230
Non-compete agreements	700	15 Months	560
State licenses	7,100	Indefinite	–

Total	$ 15,250		$ 1,980

(g)
AmCOMP’s current excess reinsurance program differs from the reinsurance coverage maintained by Employers, most notably the lower retention on the first layer of coverage.  AmCOMP’s losses are covered beginning above $2.0 million, whereas Employers maintains coverage above $5.0 million.  It is expected that AmCOMP will be converted to Employers' reinsurance program, resulting in a lower reinsurance premium cost and a greater spread of the risk between the combined writings of Employers and AmCOMP.  Based on AmCOMP’s and Employers' historical loss experience, it is not expected that the change in reinsurance coverage for AmCOMP will have a significant impact on losses and LAE incurred.

(h)
With the acquisition of AmCOMP, Employers has identified synergies that will create continued savings.  Included in these savings are the costs associated with AmCOMP's obligations as a public company, insurance costs and other overhead costs aggregating an annualized saving of $0.8 million.

(i)
The deferred tax balance is adjusted for the tax impact, at the statutory rate of 35%, for any of the purchase adjustments that are deductible for tax purposes.  Additionally, a deferred tax liability is established for the intangibles, which is recognized as the intangible balances are amortized into income.

4.  Proposed Private Placement of the Notes

In connection with the Proposed Merger, Employers proposes to issue senior unsecured Notes in a private placement.  The following table summarizes the pro forma adjustments made to the December 31, 2007 pro forma combined balance sheet and year ended December 31, 2007 pro forma combined statement of income for the proposed private placement of the Notes (in thousands, except interest rate data):

Pro forma combined balance sheet adjustment (j):
Principal amount of senior Notes	$ 150,000
Estimated debt issuance costs	(2,000)
Assumed net cash proceeds	$ 148,000

Pro forma combined statement of income adjustments:
Estimated interest rate (j)	8.0%
Annual interest expense (k)	$ 12,000
Annual amortization of debt issuance costs (k)	200
Total pro forma impact for senior Notes	$ 12,200

(j)	The principal amount of senior Notes proposed to be offered is $150.0 million with a maturity of 10 years. For the purpose of these pro forma calculations, we have assumed an interest rate of

8.0% per annum.  The costs associated with the proposed private placement of the Notes are assumed to be 1%, or $1.5 million, plus $0.5 million in legal and accounting costs.  The anticipated net cash proceeds of $148.0 million will be used as partial consideration to fund the purchase price of the acquisition of AmCOMP.

(k)
For the purposes of the pro forma presentation, interest expense of $12.0 million and amortization of debt issuance costs of $0.2 million have been adjusted in the pro forma combined statement of income for the year ended December 31, 2007.  A 0.125% increase/decrease in the interest rate on the $150.0 million principal amount of senior Notes would result in an increase/decrease in interest expense of approximately $187,500 for the year ended December 31, 2007.